Exhibit 4.1
EXECUTION COPY
AMENDMENT NO. 1
TO
RIGHTS AGREEMENT
          AMENDMENT NO. 1, dated as of May 16, 2010 (the “Amendment”), to the Rights Agreement, dated as of September 27, 2000 (the “Agreement”), between OSI Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “OSI”), and The Bank of New York Mellon (f/k/a The Bank of New York), a New York banking corporation, as Rights Agent (the “Rights Agent”). Terms used but not otherwise defined herein shall have the meanings ascribed to such respective terms in the Agreement.
W I T N E S S E T H:
          WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), by and among Astellas Pharma Inc. (“Parent”), a corporation formed under the laws of Japan, Astellas US Holding, Inc. (“Holding”), a Delaware corporation and wholly-owned subsidiary of Parent, Ruby Acquisition, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Holding, and OSI, pursuant to which it is proposed that, among other things, (i) Merger Sub will amend its outstanding cash tender offer to acquire all the issued and outstanding shares of common stock, par value $0.01 per share, of the Company at $57.50 per share in cash (the “Offer”), and (ii) following the consummation of the Offer and satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation (the “Merger”); and
          WHEREAS, Section 26 of the Agreement provides that, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of shares of Common Stock or Rights, including supplements or amendment that may be deemed to affect adversely the interest of the holders of Rights; and
          WHEREAS, on May 16, 2010, the Board of Directors of the Company determined it to be advisable and in the best interests of the Company and its stockholders to supplement and amend the Agreement as set forth herein immediately prior to and in connection with the execution and delivery of the Merger Agreement; and
          WHEREAS, an officer of the Company has delivered to the Rights Agent a certificate as to the compliance of this Amendment with the terms of Section 26 of the Agreement; and

          WHEREAS, the Board of Directors of the Company has approved this Amendment and has authorized its appropriate officers to execute and deliver the same to the Rights Agent.
          NOW, THEREFORE, in accordance with Section 26 of the Agreement, and in consideration of the foregoing and the mutual agreements herein set forth and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     Section 1. Amendments to the Agreement.
          1.1 The definition of “Acquiring Person” in Section 1(a) of the Agreement is hereby amended by inserting the following new sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, none of Astellas Pharma Inc., a corporation formed under the laws of Japan (“Parent”), Astellas US Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Holding”), Ruby Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Holding (“Merger Sub”), nor any of their respective Affiliates or Associates shall be deemed to be an “Acquiring Person” hereunder, either individually or collectively, by virtue of (A) the approval, execution, delivery or adoption of that certain Agreement and Plan of Merger to be entered into among Parent, Merger Sub and the Company (as may be amended from time to time, the “Merger Agreement”), or the approval, execution or delivery of any amendment thereto; (B) the consummation of any of the transactions contemplated by the Merger Agreement, including, the tender offer to acquire all of the outstanding shares of Common Stock and the associated Rights by Parent or Merger Sub (as it may be amended and/or extended from time to time pursuant to the terms of the Merger Agreement, the “Offer”) and the consummation of the merger of Merger Sub with and into the Company (the “Merger”); or (C) the public announcement of any of the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement (such actions described in this sentence, the “Permitted Events”).
          1.2 The definition of “Permitted Offer” in Section 1(o) of the Agreement is hereby amended to add the following sentence to the end thereof:
“For the avoidance of doubt, the Offer and the other transactions contemplated by the Merger Agreement shall constitute a “Permitted Offer” hereunder.”
          1.3 The following definitions are hereby added to Section 1 of the Agreement.
“Merger” has the meaning assigned thereto in Section 1(a).
“Merger Agreement” has the meaning assigned thereto in Section 1(a).
“Merger Sub” has the meaning assigned thereto in Section 1(a).

“Offer” has the meaning assigned thereto in Section 1(a).
“Parent” has the meaning assigned thereto in Section 1(a).
“Permitted Events” has the meaning assigned thereto in Section 1(a).
          1.4 Section 3(b) of the Agreement is hereby amended by inserting the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely or as a result of the occurrence of any Permitted Event.”
          1.5 Section 7(a) of the Agreement is hereby amended in its entirety to read as follows:
“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-thousandth of a share of Preferred Stock (or Common Stock, other securities, cash or other assets, as the case may be) as to which the Rights are exercised, and an amount equal to any applicable transfer tax as provided in Section 7(c), at or prior to the earlier of: (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”) and (iii) the time immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur;”
          1.6 Section 24 of the Agreement is hereby further amended to add the following subsection at the end thereof:
“(d) Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to give notice under this Section 24 solely as a result of the occurrence of any Permitted Event.”
          1.7 The Agreement is hereby amended by adding a new Section 34 in its entirety as follows:
“Section 34. Termination. Notwithstanding anything contained herein to the contrary, immediately prior to the Effective Time (but only if the Effective Time shall occur), and upon written notice to the Rights Agent, (i) this Agreement shall be terminated and be without further force or effect, (ii) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (iii) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire shares of Preferred Stock or any other securities of the Company or of any other Person.”
          1.8
               (a) Section 25(a) of the Agreement is hereby amended by deleting the Company’s notice address in its entirety and replacing it with the following:
OSI Pharmaceuticals, Inc.
420 Saw Mill River Road
Ardsley, New York 10502
Attention: Secretary
               (b) Section 25(b) of the Agreement is hereby amended by inserting the following at the end thereof:
with a copy to:
The Bank of New York Mellon
Newport Office Center VII
480 Washington Blvd.
Jersey City, NJ 07310
Attention: General Counsel
     Section 2. Termination of Merger Agreement. If for any reason the Merger Agreement is terminated, then this Amendment shall be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment.
     Section 3. Effectiveness. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement. Except as amended by this Amendment, the Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.
     Section 4. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Agreement pertaining to the matters covered by this Amendment.
     Section 5. Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, provided, however, that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.

     Section 7. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 8. Further Assurances. Each of the parties to this Amendment shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Agreement and the transactions contemplated hereunder and/or thereunder.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

OSI PHARMACEUTICALS, INC.
By:	/s/ Barbara A. Wood
Name:	Barbara Wood
Title:	Senior Vice President, General Counsel and Secretary

THE BANK OF NEW YORK MELLON, as Rights Agent
By:	/s/ Stephen R. Jones
Name:	Stephen R. Jones
Title:	Vice President

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